EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditors' Report, dated March [*], the financial statements of Costas, Inc. as of December 31, 2022 and 2021, and for the years then ended, included in the Form S-1 Registration Statement. We acknowledge that any financial statement figures are materially correct based on our audit work performed. We also consent to application of such report to the financial information in the Form S-1 Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

Lagos Nigeria

April 7, 2023

PCAOB 5968